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                             AMRESCO, INC.

            EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS

                                                             Three Months Ended            Six Months Ended
                                                                   June 30,                    June 30,
                                                               2000       1999            2000          1999
Basic:
 Income (loss) from continuing operations                 $(92,452,000) $14,208,000  $(137,797,000) $18,256,000
 Income (loss) from discontinued operations,
  net of income taxes                                       (1,116,000)  (2,104,000)    46,230,000    4,086,000
 Net income (loss)                                        $(93,568,000) $12,104,000  $ (91,567,000) $22,342,000

 Weighted average common shares outstanding                 48,987,608   48,781,316     48,870,707   48,491,266
 Restricted shares                                            (426,366)    (934,653)      (460,655)    (729,251)
   Total                                                    48,561,242   47,846,663     48,410,052   47,762,015

   Earnings (loss) from continuing operations                   $(1.91)     $ 0.30          $(2.85)       $0.38
   Earnings (loss) from discontinued operations,
    net of income taxes                                          (0.02)      (0.05)           0.96         0.09
   Earnings (loss) per share                                    $(1.93)     $ 0.25          $(1.89)       $0.47

Diluted:
 Income (loss) from continuing operations                 $(92,452,000) $14,208,000  $(137,797,000) $18,256,000
 Income (loss) from discontinued operations,
  net of income taxes                                       (1,116,000)  (2,104,000)    46,230,000    4,086,000
 Net income (loss)                                        $(93,568,000) $12,104,000  $ (91,567,000) $22,342,000

 Weighted average common shares outstanding                 48,987,608   48,781,316     48,870,707   48,491,266
 Contingently issuable shares                                            12,841,595                   6,420,797
 Restricted shares                                            (426,366)    (934,653)      (460,655)    (467,327)
 Net effect of dilutive stock options based on the Treasury
 stock method using the average market price                                266,915                     614,035
   Total                                                    48,561,242   60,955,173     48,410,052   55,058,771

   Earnings (loss) from continuing operations                   $(1.91)      $ 0.23         $(2.85)       $0.33
   Earnings (loss) from discontinued operations,
    net of income taxes                                          (0.02)       (0.03)          0.96         0.08
   Earnings (loss) per share                                    $(1.93)      $ 0.20         $(1.89)       $0.41
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